Exhibit 10.14

Portions of this exhibit marked [*] are requested to be treated confidentially.

EXCLUSIVE LICENSE AGREEMENT

between

MAGEN BIOSCIENCES, INC.

and

ELI LILLY AND COMPANY

NOVEMBER 28, 2007

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of November 28, 2007 (the “Effective Date”), by and between MAGEN BIOSCIENCES, INC. (“Magen”), a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 790 Memorial Drive, Suite 101, Cambridge, MA 02139, and ELI LILLY AND COMPANY (“Lilly”), a corporation organized and existing under the laws of the State of Indiana, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285. Magen and Lilly may be referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

A. Lilly owns and controls intellectual property rights and proprietary information comprising, covering or relating to certain proprietary compounds that have activity against the vitamin D receptor.

B. Magen is a biopharmaceutical company with technology and expertise appropriate to developing products in the dermatology field, and Magen is interested in obtaining an exclusive, worldwide license under such Lilly rights and information to develop and commercialize products containing such compounds (and potentially additional related compounds) for use in all applications that may be of utility for the diagnosis or treatment of dermatological diseases and conditions in humans and animals.

C. Lilly is willing to grant such license rights, and certain additional exclusivity and other related rights, to Magen on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth below, the Parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized words and phrases shall have the following meanings:

1.1 “Additional Compound” means any of the compounds described on Schedule B of this Agreement, which are owned by and proprietary to Lilly.

1.2 “Additional Compound Option” means the option granted to Magen by Lilly as provided in Section 2.5.

1.3 “Affiliate” means, with respect to a particular Party, any Person that (directly or indirectly) is controlling, controlled by, or under common control with, such Party, at the applicable time. For purposes of this definition, the term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ability and power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.4 “Applicable Laws” means all applicable laws, ordinances, rules and regulations of any kind whatsoever of any governmental (including international, foreign, federal, state and local) or regulatory authority, including, without limitation, all laws, ordinances, rules and regulations promulgated by the FDA.

1.5 “Calendar Quarter” means the three (3) month period ending on March 31, June 30, September 30 or December 31. The initial Calendar Quarter will be deemed to begin on the Effective Date and end on the expiration of that Calendar Quarter in which it falls.

1.6 “Clinical Trial(s)” means Human Clinical Studies, Phase I Clinical Trials, Phase II Clinical Trials (including Phase IIb Clinical Trials) or Phase III Clinical Trials, as applicable.

1.7 “Confidential Information” means specific Information disclosed (whether disclosed in writing, electronically, orally or by observation) by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement that the Disclosing Party reasonably considers proprietary and confidential and identifies to the Receiving Party as confidential at the time of disclosure, but excluding any specific Information that, as shown by competent evidence:

(a) was known to the Receiving Party or to the public prior to the Disclosing Party’s disclosure, as demonstrated by contemporaneous written records;

(b) became known to the public, after the Disclosing Party’s disclosure hereunder, other than through a breach of the confidentiality provisions of this Agreement by the Receiving Party or any Person to whom such Receiving Party disclosed such Information;

(c) was subsequently disclosed to the Receiving Party by a Person having a legal right to disclose, without any restrictions, such Information; or

(d) was developed by the Receiving Party independent of and without reference to any of the Disclosing Party’s Confidential Information;

provided, however, that the Lilly Patents, the Lilly Know-How and any other Information that pertains to a Licensed Compound or any Licensed Product disclosed to Magen by Lilly hereunder shall be deemed the Confidential Information of Magen as well as Lilly and subject to the confidentiality provisions hereof during the Term of this Agreement.

1.8 “Control” means, with respect to a particular intellectual property right or item of Information, that the applicable Party owns or has a license to such right or item and has the ability to grant to the other Party access to and a license (or sublicense, as applicable) under such right or item without violating the terms of any agreement or other arrangement with any Third Person.

1.9 “Damages” means any and all costs, losses, claims, demands for payment, government enforcement actions, liabilities, fines, penalties, expenses, court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including any court-imposed interest in connection therewith).

1.10 “Data Exclusivity Period” means the period during which the FDA (or, in countries other than the United States, an equivalent regulatory agency) prohibits reference, without the consent of the owner of a Marketing Application or Regulatory Approval package, to the clinical and other data that is contained in such Marketing Application or Regulatory Approval package, and that is not published or publicly available outside of such Marketing Application or Regulatory Approval package.

1.11 “Development Plan” means a plan prepared by Magen for developing Licensed Product in the Territory, up to and including filing of the Marketing Application for the Licensed Product, including all Clinical Trials required to confirm the profile of Licensed Product, including but not limited to, Clinical Trials required to confirm the clinical efficacy, tolerability and dosing regimen of Licensed Product. Magen may amend, update, alter or change the Development Plan in its sole discretion.

1.12 “Diligent Efforts” means use of commercially reasonable efforts, consistent with Magen’s normal business practices, that are comparable with those used in the pharmaceutical and biotechnology industry by companies of similar size and resources as Magen for similar products at a comparable stage in development and of a comparable commercial and development potential, with the objective of launching the Licensed Product worldwide as soon as practicable.

1.13 “Effective Date” shall have the meaning set forth in the first paragraph hereof.

1.14 “Encumbrance” means any lien, charge, security interest, option, privilege, pledge, trust (whether contractual, statutory or otherwise arising) or any other encumbrance or right or claim of ownership of any kind whatsoever.

1.15 “FDA” means the United States Food and Drug Administration, or any successor federal agency having responsibility over Regulatory Approval. “FDA” shall also be deemed to include the applicable governmental or regulatory authority having jurisdiction over the Licensed Product in any particular country or region in the Territory (for example, the European Medicines Evaluation Agency for the European Union).

1.16 “Field” means all applications that may be of utility for the diagnosis, prevention or treatment of dermatological diseases and conditions, or for other dermatological uses, in humans and animals.

1.17 “First Commercial Sale” means, with respect to a particular Licensed Product in a country, the first arms length sale of such Licensed Product in such country by Magen or other Permitted Seller to a Third Person following Regulatory Approval of the Licensed Product in that country.

1.18 “Force Majeure” shall have the meaning set forth in Section 11.3.

1.19 “GAAP” means U.S. Generally Accepted Accounting Principles, consistently applied.

1.20 “Human Clinical Study” means a human clinical trial.

1.21 “Information” means all tangible and intangible (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.22 “Licensed Compound” means (i) any of the compounds described on Schedule A, which are owned by and proprietary to Lilly, and (ii) any Additional Compound that is added to the Agreement as a Licensed Compound by Magen’s proper exercise of the Additional Compound Option.

1.23 “Licensed Product” means any pharmaceutical product that contains a Licensed Compound, which term shall include any dosages, formulations or modes of administration of such product and any metabolites, salts, isomers, or pro-drugs of such product or Licensed Compound.

1.24 “Lilly Patents” means all existing and future Patents claiming or covering the Licensed Compounds or their formulation or use or application in the Field that are Controlled by Lilly or its Affiliate and (1) are necessary or useful for Magen to develop, use, import, export, offer for sale and sell the Licensed Product in the Field; and/or (2) are necessary for Magen to make or have made the Licensed Product in the Field. Attached as Schedule C of this Agreement is the list of Lilly Patents as of the Effective Date.

1.25 “Lilly Know-How” means all proprietary Information relating to a Licensed Compound or Licensed Product that is Controlled by Lilly as of the Effective Date or at any time during the Term and is (i) necessary or reasonably useful to use, research, develop, promote, market, sell or seek Regulatory Approval of a Licensed Product or (ii) necessary for the manufacture of Licensed Product.

1.26 “MAA” means a Marketing Authorization Approval submitted to the European Agency for the Evaluation of Medicinal Products (EMEA).

1.27 “Magen Technology” means any Information that is discovered, developed, invented or created by or on behalf of Magen (or its agent or contractors) pursuant to work conducted under the Development Plan or otherwise pursuant to this Agreement, and any Patents claiming any of the foregoing.

1.28 “Marketing Application” means, with respect to a Licensed Product, (i) in the United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 (or any successor application thereto for Regulatory Approval) (an “NDA”), and (ii) in any country other than the United States, an application or set of applications for Regulatory Approval comparable to an NDA and necessary to make, promote and sell Licensed Product commercially in such country.

1.29 “Net Sales” means the gross amount invoiced for sale of Licensed Products by a Permitted Seller less the following items, consistent with U.S. GAAP:

(a)	trade, quantity and cash discounts actually allowed;

(b)	commissions, discounts, refunds, rebates, charge backs, retroactive price adjustments, and any other allowances paid to third parties that effectively reduce net selling price;

(c)	credits, allowances and refunds for actual Licensed Product rejections, returns and allowances; and

(d)	taxes, duties and other governmental charges on the sale, shipment or transfer of the Licensed Product.

Notwithstanding the foregoing, Net Sales shall include sales made by Permitted Sellers to Third Persons, but shall not include sales of Licensed Products between or among Permitted Sellers unless the Permitted Seller that purchases Licensed Product is the end user of such Licensed Products. In addition, sales of Licensed Products for use in Clinical Trials prior to receipt of Regulatory Approval for such product in the applicable country shall not be included in Net Sales, provided that such sales are made without profit or with de minimis profits.

In the event the Licensed Product is sold as part of a combination product, the Net Sales of the Licensed Product, for the purposes of determining royalty payments owed based on such sales, shall be determined by multiplying the Net Sales (as defined above in this Section 1.27) of the combination product by the fraction A/(A+B), where A is the weighted (by sales volume) average sale price of the Licensed Product, over the prior four quarters, when sold separately in finished form and B is the weighted average sale price of the other product(s) in such combination product, over the prior four quarters, when sold separately in finished form. In the event that such average sale price for the separate sales cannot be determined for both the Licensed Product and the other product(s) in the combination, Net Sales for purposes of determining such royalty payments shall be mutually agreed by the parties based on the relative value contributed by each component of such Licensed Product, and such agreement shall not be unreasonably withheld.

Such Net Sales amounts shall be determined from the books and records of the Permitted Seller and maintained in accordance with GAAP, consistently applied. Further, in determining such amounts, Magen will use Magen’s then current standard procedures and methodology, including Magen’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of other Permitted Sellers, such similar methodology, consistently applied.

1.30 “Patents” means all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisions, continuations, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.31 “Permitted Seller” means Magen and its Affiliates and any permitted assignee, licensee or sublicensee that has been granted by Magen (or its Affiliate) the right to sell Licensed Product under the terms of this Agreement.

1.32 “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority, or any other entity or organization.

1.33 “Phase I Clinical Trials” means human clinical trials conducted to establish an initial safety profile and pharmacodynamics of Licensed Product in the particular indication tested.

1.34 “Phase II Clinical Trials” means human clinical trials conducted to achieve a level of efficacy and safety of Licensed Product as well as a preliminary dosage in the particular indication tested. “Phase IIb Clinical Trials” means a Phase II Clinical Trial conducted to assess efficacy and safety of Licensed Product at different dosage levels and to determine the optimal dosing regimen for Phase III Clinical Trials.

1.35 “Phase III Clinical Trials” means human clinical trials conducted to establish efficacy of Licensed Product and meet requirements to file Marketing Applications for Licensed Product with health regulatory authorities in the particular indication tested.

1.36 “Regulatory Approval” means approval of a Marketing Application and satisfaction of any related applicable FDA registration and notification requirements (if any).

1.37 “Regulatory Documents” shall have the meaning as set forth in Section 10.3(e).

1.38 “Royalty Term” means, with respect to a specific country in which the particular Licensed Product is sold (on a Licensed Product by Licensed Product and country-by-country basis), that time period beginning on the First Commercial Sale of such Licensed Product in such country and expiring on the date that is the later of:

(a) the date of expiration or invalidation in such country of the last Lilly Patent with a Valid Claim covering the Licensed Product; (b) if there is a Data Exclusivity Period in effect in such country for such Licensed Product after the expiration of the applicable time period in (a), above, the expiration of such Data Exclusivity Period in such country;

1.39 “Territory” means all countries of the world.

1.40 “Third Person” means Persons other than the Parties or Affiliates thereof.

1.41 “Valid Claim” means a claim of an issued and unexpired patent included within the Lilly Patents in a country which: (i) but for this Agreement, would be infringed by the manufacture, importation, use or sale or other disposition of Licensed Product by or on behalf of Magen or another Permitted Seller, (ii) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction which decision is no longer appealable, and (iii) has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2

GRANT OF LICENSE; RELATED RIGHTS

2.1 License. Subject to the terms and conditions set forth herein, during the term of this Agreement, Lilly grants Magen the exclusive, royalty-bearing license (with the full rights to grant sublicenses through multiple tiers) under the Lilly Know-How and Lilly Patents to research, have researched, develop, have developed, make, have made, use, have used, manufacture, have manufactured, register, have registered, offer for sale, sell, have sold, import and export, distribute, and market Licensed Compounds and Licensed Products in the Field in the Territory.

2.2 Sublicenses. The license rights granted to Magen under this Agreement may be sublicensed without restriction, provided that such sublicenses are consistent with the terms of this Agreement and the sublicensee agrees to comply with the applicable terms of the Agreement.

2.3 Technology and Materials Transfer. Promptly after the Effective Date, Lilly will disclose and provide to Magen copies of all Lilly Know-How, including all of the information, materials, data and documents in Lilly records that are related to research, development, process development/manufacturing, regulatory filing, and/or clinical and regulatory information, results and data associated with the research or development of Licensed Compounds and/or Licensed Products up to the Effective Date. Lilly will promptly transfer to Magen [*], [*] percent ([*]%) of its remaining quantities of material for each of the Licensed Compounds used to make Licensed Compounds that are owned by Lilly as of the Effective Date. Lilly may retain the remaining material for Lilly’s own research use, in particular, for screening purposes against other assets. Lilly shall not be obligated to provide any starting materials. If starting materials are available commercially, Magen shall obtain such materials from commercial sources. If starting materials are not available, Lilly shall discuss Magen’s needs and if Lilly has starting materials available, Lilly shall determine the quantity of starting material that Lilly can make available for Magen in light of Lilly’s needs for such starting materials and provide that quantity to Magen. Lilly shall not be obligated to provide any synthetic intermediates. Magen shall determine the intermediates that it requires, and if Lilly has such intermediates available that are not commercially available, Lilly shall determine the quantity of the identified intermediates that Lilly can make available for Magen in light of Lilly’s needs for such intermediates and provide that quantity to Magen.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.4 Transfers Related to Regulatory Matters. Lilly will license, assign, cause to be assigned, or diligently assist with efforts to assign, or provide rights to Magen to, any existing licenses, registrations, rights, or permits in its possession at the Effective Date that will be required to effect the development or Regulatory Approval of the Licensed Compounds and/or Licensed Products by Magen. Such license, assignment or provision of rights will include any and all worldwide regulatory filings and associated permits relating to Licensed Compound.

2.5 Transition Support. The Parties agree to work in good faith to complete the provision of Lilly Know-How to Magen as soon as practicable but no later than [*] days after the Effective Date. Thereafter, during the term Lilly will grant Magen access, during normal business hours, to appropriate Lilly personnel (including [*] and [*]) for reasonable consultation related to the Lilly Know-How not to exceed [*] ([*]) hours (in two hour increments) in total. If Magen requests consultation (by telephone or videoconference) beyond this amount, Lilly will consider Magen’s request in light of the availability of Drs. [*] and [*] given their schedules and other responsibilities to Lilly. [*] is responsible for, and will pay for, any travel and associated expenses of such Lilly personnel if needed for travel to provide such consultation. Nothing contained in this Section 2.4 or otherwise in this Agreement will be construed as a guarantee by Lilly that Magen will obtain Regulatory Approval for Licensed Product.

2.6 Additional Compound Option. If, at any time during the term of this Agreement, Lilly determines that a specific Additional Compound is available for licensing, then Lilly shall give Magen prompt written notice of the availability of such Additional Compound for licensing by Magen in the Field under the terms of this Agreement. Lilly hereby grants to Magen the exclusive option (the “Additional Compound Option”) to expand the definition of Licensed Compounds to include, on a compound-by-compound basis, any Additional Compound that Lilly has determined is available for licensing. Upon receiving written notice from Lilly that a particular Additional Compound is available for licensing, Magen shall have [*] ([*]) days to determine whether it wants to exercise its Additional Compound Option with respect to such Additional Compound. If Magen exercises such option, by providing written notice to Lilly within such time period, then such specified Additional Compound shall automatically be a Licensed Compound, and the Parties shall add such compound to the list of Licensed Compounds in Schedule A (and remove the compound from the list of Additional Compounds in Schedule B). Each such Additional Compound for which the Additional Compound Option is exercised by Magen shall be immediately a Licensed Compound upon such exercise and subject to all the rights and obligations of this Agreement with respect to Licensed Compounds, including Lilly’s right to receive milestone payments and royalty payments based on the development and commercialization of Licensed Product containing such Licensed Compound under the terms of Article 4.

2.7 Magen Right of First Refusal Option.

(a) The Parties acknowledge that Lilly intends to continue research, development, and potential commercialization of molecules with vitamin D receptor modulation mechanisms of action for therapeutic indications outside of the Field. From time to time, Lilly may discover and advance additional molecules that are active against the vitamin D receptor and may have potential to become products within the Field (the “Follow-On Compounds”), but which are not Licensed Compounds (or Additional Compounds) under this Agreement. With respect to any such Follow-On Compound, if Lilly determines that it will seek to grant a license to such Follow-On Compound in the Field (including in response to any Third Party licensing offer or proposal to Lilly with respect to such Follow-On Compound), then Lilly shall, before offering such Follow-On Compound to any Third Party, disclose such Follow-On Compound to Magen and offer to Magen in writing the option to license such Follow-On Compound for use in the Field (a “Follow-On Option”). Any such license shall be on commercially reasonable terms to be negotiated between Magen and Lilly reasonably and in good faith, or (if applicable) on terms equivalent to those in a recent bona fide licensing offer to Lilly from a Third Party with respect to licensing such Follow-On Compound in the Field.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) If Lilly offers a Follow-On Option to Magen, then Lilly shall provide to Magen as soon as practicable such Information relating to the particular Follow-On Compound covered by the Follow-On Option as is reasonably needed for Magen to evaluate the Follow-On Compound and whether to exercise the Follow-On Option. Magen shall have a period of [*] ([*]) days to review such Lilly Information regarding the Follow-On Compound, and to exercise such Follow-On Option. If Magen exercises the Follow-On Option, then the Parties shall immediately enter into licensing negotiations regarding such Follow-On Compound and shall seek diligently and in good faith to agree on the commercially reasonable terms of and to execute a separate licensing agreement covering the license to Magen of such Follow-On Compound in the Field, by the date that is [*] ([*]) days after such exercise. Lilly may not license any Follow-On Compound to a Third Party in the Field without first providing to Magen the Follow-On Option covering such Follow-On Compound and complying with the above procedures. With respect to any such Follow-On Option provided by Lilly, if: (i) Lilly receives written notice from Magen that it does not want to license the applicable Follow-On Compound, or (ii) Magen does not exercise such Follow-On Option within the above [*] day exercise period, or (iii) the Parties fail to successfully negotiate and execute a licensing agreement for the Follow-On Compound, in the case Magen has exercised such Follow-On Option, then Lilly shall be free to license the applicable Follow-On Compound to a Third Party, provided that such terms are no less favorable to Lilly than those refused by Magen.

2.8 Covenant Not to Sue. During the term of this Agreement, Lilly covenants that it will make no claim nor commence or prosecute against Magen any suit, action or proceeding of any kind based upon assertion of infringement of any claim of any issued patent owned or licensed by Lilly to the extent that such claim covers a Licensed Compound or Licensed Product.

ARTICLE 3

COMMERCIAL MATTERS

3.1 Conduct and Funding. Magen will have the exclusive rights to, and be solely responsible for, conducting and funding all research, pre-clinical development, clinical developmental, commercialization, manufacturing, and regulatory activities associated with the Licensed Compounds and Licensed Products from the Effective Date forward. Magen shall use Diligent Efforts to prepare a Development Plan promptly after the Effective Date.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.2 Representatives and Assistance. Promptly (and no later than [*] ([*]) days) after the Effective Date, Magen shall designate in writing the Magen representative that shall have the responsibility of communicating with Lilly personnel regarding transition support, development and commercialization of Licensed Products under this Agreement (including the provision of that individual’s name, job title, fax and phone number). Magen may change such representative from time to time by written notice to Lilly containing the name and contact information for the new representative. Likewise, Lilly will promptly (and no later than [*] ([*]) days) after the Effective Date, designate in writing the Lilly representative that shall have the responsibility of communicating with Magen under this Agreement (including the provision of that individual’s name, job title, fax and phone number) and providing all reasonable assistance with respect to the transfer and understanding of the Lilly Know-How and Lilly Patents and other matters relating to Licensed Compounds in the Field. Lilly may change such representative from time to time by written notice to Magen containing the name and contact information for the new representative. Such representatives shall make themselves reasonably available for regular conferences and meetings (by teleconference or as otherwise agreed) reasonable in frequency and duration to discuss transition and reporting matters under this Agreement, and the Lilly representative will use reasonable efforts (including seeking and obtaining all applicable Information from appropriate sources in Lilly) to answer accurately any reasonable questions posed by the Magen representative relating to Licensed Compound, Licensed Product and/or the Lilly Know-How or Lilly Patents.

3.3 Development Reporting. Magen shall provide semi-annual written reports to the Lilly representative describing progress against the goals outlined in the Development Plan (to be solely prepared by Magen), and a description of any modifications in development strategy and goals as appropriate.

3.4 Exclusive Use of Licensed Compounds by Magen. During the Term, Lilly covenants that it and its Affilates shall not: (i) license, transfer, or otherwise grant any rights to a Third Party with respect to any of the Licensed Compounds, or permit the use of any Licensed Compounds by any Third Party, regardless of field; or (ii) research, develop, commercialize, or sell the Licensed Compounds for its own account or for the benefit of any Affiliate, regardless of field.

3.5 Exclusivity Regarding Dermatology Applications for VDRMs. For a period of [*] (*]) years from the Effective Date (the “Magen Exclusivity Period”), so long as Magen is using Diligent Efforts to develop, or has developed, at least one Licensed Compound into a Licensed Product, the Magen programs to develop and launch Licensed Products shall represent Lilly’s and its Affiliates’ only interest and activity with respect to development and commercialization of products based on a vitamin D receptor modulation mechanism in the Field. During the Magen Exclusivity Period, Lilly covenants that it and its Affiliates shall not pursue development, commercialization, or sale of any products containing vitamin D receptor modulator compounds for use in the Field.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.6 Regulatory Matters. Magen and/or its Affiliates or sublicensees shall have sole and exclusive rights and responsibility for seeking all necessary Regulatory Approvals to develop and commercialize the Licensed Products. Magen (or its Affiliate or sublicensee as applicable) shall hold legal title to all Marketing Applications and all Regulatory Approvals throughout the world, and shall assume full responsibility for the clinical protocols developed in support of such Marketing Applications. Except in accordance with this Agreement, Lilly shall have no financial obligation relating to Licensed Compounds or Licensed Products. Magen shall use Diligent Efforts to commence development on Licensed Compound and/or Licensed Product in accordance with the Development Plan. Magen will be responsible for all regulatory requirements during development and commercialization of Licensed Compounds and Licensed Products. Nothing contained in this Section 3.6 or otherwise in this Agreement will be construed as a guarantee by Magen that development of Licensed Product will be successful, that Regulatory Approval will be obtained for Licensed Product, or that the Licensed Product will be successfully commercialized.

3.7 Adverse Event Reporting. Magen will report adverse events that occur during the development and marketing of Licensed Products to the relevant regulatory authorities promptly according to the requirements of all applicable laws and regulations. A copy of all adverse event reports shall be provided to Lilly at the same time as or promptly after the report is submitted to the regulatory authority.

3.8 Governmental Filings. Lilly and Magen each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with the transfer of rights to Magen under this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

3.9 Compliance with Law. Magen will comply in all material respects with all applicable laws and regulations relating to its development, manufacture, distributing, marketing, promotion, selling, importing and exporting of Licensed Products. Magen agrees and acknowledges that as holder of the regulatory documents with respect to Licensed Products, it will have sole responsibility for, among other things, adverse event reporting and all other regulatory reporting and regulatory document maintenance obligations.

3.10 Supply of Compound. Except as set forth in Section 2.3, Lilly shall have no obligation to supply quantities of any Licensed Compound.

3.11 Cooperation. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including the FDA, relating in any way to Licensed Compound or Licensed Product, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other such employees who may be reasonably necessary with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at a reasonable cost to be agreed in advance.

ARTICLE 4

PAYMENTS

4.1 Initial License Fee. Within fifteen (15) days of the execution of this Agreement, Magen will pay to Lilly the non-refundable sum of One Million Dollars ($1,000,000).

4.2 Milestone Payments. Within [*] ([*]) days of Magen or its Permitted Sellers achieving a milestone event listed below with respect to a particular Licensed Product, Magen (or the applicable Permitted Seller) will notify Lilly in writing thereof and pay to Lilly the below-specified non-creditable and non-refundable milestone payment applicable to such event.

Milestone Event	Milestone Payment

[*]	[*] Dollars ($[*])

[*]	[*] Dollars ($[*])

[*]	[*] Dollars ($[*])

[*]	[*] Dollars ($[*])

[*]	[*] Dollars ($[*])

[*]	[*] Dollars ($[*])

[*]	[*] Dollars ($[*])

[*]	[*] Dollars ($[*])

[*]	[*] Dollars ($[*])

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Each Milestone Payment shall be made only once at the first achievement of each applicable milestone event with respect to each different Licensed Product. Further, if a particular Licensed Product has achieved Regulatory Approval (for a particular indication or set of indications), and such Licensed Product is subsequently developed and achieves Regulatory Approval for one or more additional indications and is sold under a separate trade name for such additional indications, then for all milestone events achieved by such Licensed Product in such subsequent development efforts for such additional indication, all applicable milestone payments shall be payable. Such milestone payments shall be made within [*] ([*]) days of First Commercial Sale of such Licensed Product under such separate trade name.

If a Licensed Compound or Licensed Product fails in clinical development, after milestone payments have been paid based on such development, and development of such Licensed Compound or Licensed Product is terminated (a “Failed Product”), and clinical development of another Licensed Product (the “Replacement Product”) is subsequently commenced to replace such Failed Product, then all such milestone payments made for the Failed Product may be credited against milestone payments due for achievement of milestone events during the development of the Replacement Product.

4.3 Royalty Payments.

(a) Magen shall pay Lilly earned royalties as a percentage of Net Sales of Licensed Products. The royalty rate applicable to a particular sale of Licensed Product is determined based on the actual incremental amount of Net Sales, through the date of the sale during the calendar year of sale, under the following schedule:

Incremental Annual Net Sales	Royalty Rate
$[*] to $[*] million	[*]% of Net Sales
$[*] million to $[*] million	[*]% of Net Sales
$[*] million	[*]% of Net Sales

(b) If Magen enters into a license agreement with a Third Person under Patent or other intellectual property rights controlled by such Third Person that claim or cover the manufacture, use or sale of a Licensed Product (a “Third Party License”) and Magen reasonably believes such license is necessary for Magen to research, have researched, develop, have developed, make, have made, use, have used, manufacture, have manufactured, register, have registered, offer for sale, sell, have sold, import and export, distribute, or market Licensed Compounds and Licensed Products in the Field in the Territory, and Magen makes payments to such Third Person under such Third Party License with respect to such Licensed Product, then Magen may credit [*]% of such payment against the royalties payable to Lilly with respect to such Licensed Product, provided that in no event will the applicable royalty payable to Lilly with respect to such Licensed Product be reduced by more than [*]%. Royalty credits accrued but not used to offset royalty payments owed to Lilly may be applied against future royalty obligations based on sales of such Licensed Product. For clarity, the credit referred to above shall not apply to any license that Magen acquires that is preferred by Magen but Magen does not reasonably believe is necessary to the exploitation of such Licensed Product.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) Magen shall pay royalties due under this Section 4.3 concurrently with the remittance of the royalty report in accordance with Section 4.4. For sales of a particular Licensed Product in a particular country (or jurisdiction), royalties shall be owed and payable under this Section 4.3 for such sales during the Royalty Term applicable to such Licensed Product in such country (or jurisdiction).

(d) The Parties hereby acknowledge and agree that the Lilly Patents and Lilly Know-How licensed pursuant to this Agreement justify royalties of differing amounts with respect to sales of the Licensed Product, which royalties could be applied separately to the Licensed Product involving the exercise of such Lilly Patents and/or the incorporation of such Lilly Know-How, and that if such royalties were calculated separately, royalties relating to the Lilly Patents and royalties relating to the Lilly Know-How would last for different terms. In light of such considerations and for reasons of convenience, the Parties have hereby determined that blended royalty rates for the Lilly Patents and the Lily Know-How licensed hereunder will apply during a single Royalty Term and that the utilization of such blended royalty rates is advantageous to both Parties.

4.4 Record Retention, Royalty Reports, and Royalty Payment Schedule. Magen shall keep (and shall cause its Affiliates and require its sublicensees to keep) complete and accurate books and records that are necessary to ascertain and verify royalty payments owed under Section 4.3. Such records shall be kept in accordance with GAAP and Magen’s or its Permitted Sellers internal practices and procedures, consistently applied. Magen shall furnish Lilly with a quarterly report on Net Sales of Licensed Product occurring in each particular Calendar Quarter, within [*] ([*]) days after the end of the Calendar Quarter. Such report shall include a written report detailing: (i) the Net Sales of Licensed Products for the previous Calendar Quarter, broken down by country and between Magen and any Permitted Sellers, (ii) the royalty payment that is due and payable for the Net Sales in such Calendar Quarter, and (iii) the basis for calculating such royalty payment. Magen will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1063, Lilly Corporate Center, Indianapolis, Indiana, 46285. The amount of royalty payment due to Lilly shall be paid by Magen concurrently with the remittance of each royalty report (that is, within [*] ([*]) days of the end of each Calendar Quarter). All amounts payable to Lilly under this Article 4 shall be paid in U.S. dollars by electronic wire transfer in immediately available funds to an account designated in writing by Lilly (unless otherwise instructed by Lilly in writing).

4.5 Audits. Lilly will have the right, during regular business hours and upon reasonable advance notice, to have such books and records of Magen described in Section 4.4 audited no more than [*] per calendar year so as to verify the accuracy of the information previously reported to Lilly under Section 4.4. Any such audit shall be conducted by an independent certified public accounting firm of national standing selected by Lilly and approved by Magen (which firm may be Magen’s independent certified public accounting firm), such approval not to be unreasonably withheld. Such audit may cover the period back to the beginning of two (2) full calendar years preceding the date of the request for such audit and may not cover any prior period. Lilly may audit a given period of sales [*]. Such audit right shall continue for [*] ([*]) calendar years following expiration or termination of the Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Such accountants will keep confidential any information obtained during such audit and will report to Lilly only their conclusions. The cost of such audit will be borne by [*]; however, if as a result of such audit the Parties agree that the actual amount of royalties owed to Lilly, for the period audited, is more than the amount of royalties paid by Magen for the period that is the subject of the audit by greater than [*] percent ([*]%) of such amount owed, then the cost of the audit will be borne by Magen. Within [*] ([*]) days after both Parties have received a copy of an audit report, Magen or Lilly, as appropriate, will compensate the other Party for payment errors or omissions revealed by the audit. Magen will include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Person to be a Permitted Seller, an audit provision substantially similar to the foregoing requiring such Permitted Seller to keep full and accurate books and records relating to the Licensed Product and granting Lilly the right to have an independent public accounting firm audit the accuracy of the information reported by the sublicensee in connection therewith.

4.6 Taxes And Currency. All payments made under this Agreement shall be in United States dollars. Any and all taxes levied on any payments by Magen under this Agreement shall be the liability of and paid by Lilly. If laws or regulations require the withholding of such taxes, the taxes will be deducted by Magen from the payment and remitted by Magen to the proper tax authority, provided that Magen will furnish Lilly with a copy of the official tax receipt on such withholdings as soon as practicable after such withholding, and give Lilly such assistance, at Lilly’s expense, as may be reasonably necessary to enable or assist Lilly to claim exemption or take credit therefrom. Proof of payment shall be provided to Lilly within [*] ([*]) days after payment. Magen will cooperate, at Lilly’s expense, in pursuing tax refunds, if such refund is appropriate in Lilly’s determination.

4.7 Late Payment. Any amounts not paid by Magen when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which Lilly has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of [*] percent ([*]%) plus the United States prime rate of interest quoted in the Money Rates (or equivalent) section of the Wall Street Journal per annum, calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by law.

ARTICLE 5

INTELLECTUAL PROPERTY MATTERS

5.1 Prosecution and Maintenance of Lilly Patents.

(a) Lilly shall be responsible for the preparation, prosecution and maintenance of all the Lilly Patents (collectively, “Patent Responsibilities”) under this Agreement. During such efforts, Lilly shall be obligated to provide Magen copies of all documents proposed to be filed with a patent office (reasonably in advance of such filing) and all correspondence with any patent office (including office actions and the like) relating to such efforts, to consult with Magen, and to reasonably incorporate Magen’s comments with respect to matters related to prosecution and maintenance of the Lilly Patents, insofar as the prosecution and maintenance of the Lilly Patents may reasonably be considered to affect Magen’s development and commercial interests described herein.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) If Lilly may determine that it no longer desires to fulfill the Patent Responsibilities for any of the Lilly Patents under this Agreement or if Lilly decides to allow any Lilly Patent to lapse or desires to abandon or discontinue prosecution of any Lilly Patent, Lilly shall promptly so notify Magen, and in such case, at Lilly’s sole discretion, either (i) Magen shall thereafter assume such Patent Responsibilities (except as otherwise provided below) as Magen desires with respect to the affected Lilly Patent(s) or (ii) Lilly shall assign the Lilly Patents to Magen (in which case Magen shall have the right, at its sole discretion, to prosecute, maintain and enforce such assigned Patents). Further, if Magen reasonably believes that Lilly is prosecuting any Lilly Patent in a manner that negatively affects Magen’s development and commercial interests, or that Lilly’s inaction is likely to result in the abandonment of any Lilly Patent(s), then, upon Magen’s request, Lilly shall transfer the Patent Responsibilities for such Lilly Patent(s) to Magen or, in Lilly’s sole discretion assign such Lilly Patents to Magen. When Magen assumes any Patent Responsibilities or upon an assignment of the Lilly Patents, Lilly shall provide Magen with all Information and documents concerning the patent portfolio as shall be necessary or helpful to Magen in assuming such Patent Responsibilities or assignment. If Lilly determines to have Magen undertake the Patent Responsibilities, Lilly will irrevocably designate and appoint Magen and its duly authorized officers and agents as Lilly’s agent and attorney-in-fact with respect to the Lilly Patents for which Lilly has transferred Patent Responsibilities to Magen, to act for and in Lilly’s behalf to execute, deliver and file any and all documents with the same legal force and effect as if executed by Lilly.

(c) During the period when Magen is assuming the Patent Responsibilities, Magen shall, within [*] ([*]) days after each calendar year, provide Lilly with a written report describing the status of all Lilly Patents, including the patent country, patent and application numbers, filing date, issue date, expiration date, and any other relevant information reasonably requested by Lilly. Such report shall be mailed to Eli Lilly and Company, Deputy/Patent General Counsel, Drop Code 1104, Lilly Corporate Center, Indianapolis, Indiana, 46285.

(d) If, after Magen assumes the Patent Responsibilities, Magen decides to allow any Lilly Patent to lapse or wishes to abandon or discontinue prosecution of any Lilly Patent, Magen shall notify Lilly in writing not less than [*] ([*]) days prior to taking such action, and Lilly shall have the right to assume the responsibility for such Lilly Patents. If Lilly does so, then Magen shall surrender to Lilly its rights under Article 2 under the patent or patent application in the country or countries so affected, and Lilly may assume control of the same at Lilly’s sole expense (it being understood that all other rights under the license to such Lilly Patent in other countries and to all other Lilly Patents under Article 2 continue).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.2 Enforcement of Intellectual Property Rights. Magen and Lilly will promptly notify the other of any infringement or suspected infringement that may come to its notice of any intellectual property rights relating to the Licensed Products, including, without limitation, the Lilly Patents and Lilly Know-How, and will provide the other Party with information with respect thereto. If a Third Person infringes or misappropriates any Lilly Patent or Lilly Know-How, Magen (or its Affiliate or sublicensee) will have the first right (but not the obligation), at its own expense, to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, “Remedies”), against such Third Person, and Lilly will have the right to participate in such action at its own expense. Should Magen determine not to pursue Remedies with respect to any such infringement or misappropriation of Lilly Patents or Lilly Know-How within [*] ([*]) days after receipt of written notice from Lilly requesting Magen to do so, then Lilly will have the right (but not the obligation), at its own expense, to pursue Remedies against such Third Person, and Magen shall have the right to participate in such action at its own expense.

5.3 Assistance and Cooperation. If a Party pursues Remedies hereunder with respect to infringement or misappropriation of Lilly Patents or Lilly Know-How, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies, including joining in any action or providing a power of attorney if necessary. Each Party will bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its costs and expenses; and second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; and any remaining amount will be distributed to the Party that pursued the Remedies, provided that any recovery by Magen attributable to lost sales of Licensed Product shall be deemed Net Sales under this Agreement, occurring at the time such recovery is received by Magen.

5.4 Settlement of Litigation. No settlement, consent judgment or other final disposition of an action for infringement or validity may be entered into as to any Lilly Patent or Lilly Know-How without Lilly’s prior written consent, which consent shall not be unreasonably withheld.

5.5 Infringement of Third Person Rights. If a Third Person institutes a patent, trade secret or other infringement suit against Magen or a Permitted Seller during the term of this Agreement, alleging that the manufacture, marketing, sale, use or importation of a Licensed Product infringes one or more patent or other intellectual property rights held by such Third Person, then Magen (or its Affiliate or sublicensee, as applicable) will have the sole right (but not the obligation), at [*] expense, to assume direction and control of the defense of such claims. Lilly will use all reasonable efforts to assist and cooperate with Magen in Magen’s defense of the claims, including providing a power of attorney if necessary. Magen will not have the right to settle or otherwise dispose of any such claim in a manner that materially negatively impacts Lilly’s interest in the Lilly Patents without the consent of Lilly, which consent will not be unreasonably withheld.

5.6 Magen Technology. Magen will be the sole and exclusive owner of the Magen Technology, with the sole rights, at its discretion, to seek to obtain Patents and other applicable intellectual property protection covering any such Magen Technology, at it expense. Magen shall have the sole rights to enforce any such rights and shall bear all expenses incurred in enforcing and maintaining all such rights.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.7 Trademarks. Magen will own and be responsible for all trademarks related to its marketing of Licensed Product and will be responsible, in its sole discretion, for registering, defending and maintaining such trademarks.

5.8 Patent Cooperation. Each Party hereby agrees:

(a) to make its employees, agents and consultants reasonably available to the other Party (or the other Party’s authorized attorneys, agents or representatives) at the other Party’s expense, to the extent reasonably necessary to enable the Party responsible for prosecuting the Lilly Patents to undertake preparation, filing, prosecution and maintenance of the Lilly Patents; and

(b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Lilly Patents.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidential Information. The Parties agree that, unless the Receiving Party obtains the prior written consent of the Disclosing Party, at all times during the term of this Agreement and for a [*] ([*])-year period following its expiration or earlier termination, the Receiving Party will keep completely confidential, will not publish or otherwise disclose to any Third Party and will not use for any purpose other than as contemplated by this Agreement any Confidential Information of the Disclosing Party.

6.2 Limited Disclosure Permitted. Each Receiving Party may disclose specific Confidential Information of the Disclosing Party to the extent that such disclosure is:

(a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given reasonable notice to the Disclosing Party (if practicable) and given the Disclosing Party a reasonable opportunity to quash such order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or subpoena will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena;

(b) otherwise required by law, in the opinion of legal counsel to the Receiving Party; provided, however, that the Receiving Party will first have given reasonable notice to the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Disclosing Party (if practicable) and given the Disclosing Party a reasonable opportunity to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject thereof be held in confidence by the recipient or, if disclosed, be used only for purposes required by such law; provided further, however, that if a protective order is not obtained, the Confidential Information so disclosed will be limited to that information that is legally required to be disclosed as required by applicable law.

(c) made by the Receiving Party to the governmental or regulatory authority, including FDA, as required to conduct Clinical Trials or obtain or maintain marketing approval for the Licensed Product, provided that reasonable effort will be taken to ensure confidential treatment of such information;

(d) made by the Receiving Party to a Third Person as may be necessary or useful in connection with the manufacture, development and commercialization of the Licensed Product as contemplated under this Agreement, provided that the Receiving Party will in each case obtain from the proposed Third Person recipient a written confidentiality agreement containing confidentiality and non-use obligations no less protective than those set forth in this Agreement;

(e) made by the Receiving Party to a United States or foreign tax authority;

(f) made by the Receiving Party to its representatives or to Third Persons in connection with financing or strategic activities (such as acquisition, mergers or alliances) of the Receiving Party; provided, however, that: (i) each such representative or Third Person has a need to know such Confidential Information for purposes of this Agreement or such activities and has an obligation to maintain the confidentiality of such information, (ii) the Receiving Party informs each representative or Third Person receiving Confidential Information of its confidential nature, and (iii) the Receiving Party will be responsible for any breach of this Article 7 by any of its representatives or such Third Persons to the same extent as if the breach were by the Receiving Party;

(g) made by a Receiving Party or any representative of the Receiving Party in the filing or publication of patents or patent applications relating to Lilly Patents, Lilly Know-How, Magen Technology or any invention relating to the Licensed Compounds or Licensed Products, to the extent such disclosure in the filing or publication of the patent or patent application is reasonably necessary for support of the patent or patent application;

(h) made by a Receiving Party in order to comply with applicable securities law disclosure requirement or any disclosure requirements of any applicable stock market or securities exchange.

6.3 Disclosure of Agreement. Except as contemplated herein, neither Party shall disclose this Agreement (nor a redacted version thereof) to any Third Person without the prior written consent of the other Party. Without limitation, these prohibitions apply to press releases, annual reports, prospectuses, public statements, educational and scientific conferences, promotional materials, governmental filings and discussions with public officials, securities analysts and the media. However, subject to the requirements for review and approval that follow, this provision does not apply to a disclosure regarding this Agreement, which counsel to a Party has advised is required by Applicable Laws, to regulatory agencies such as the FDA, Securities and Exchange Commission (“SEC”), Federal Trade Commission or Department of Justice or any applicable stock market or securities exchange. This includes requests for a copy of this Agreement or related information by tax authorities. Notwithstanding the foregoing, Receiving Party may disclose the terms contained in this Agreement to Third Persons in connection with financing or strategic activities of the Receiving Party as set forth in Section 6.2(f) and as provided in Section 6.4.

If any Party to this Agreement determines a release of information regarding the existence or terms of this Agreement is required by Applicable Laws, prior to any release of such information, that Party will notify the other Party in writing as soon as practical and provide as much detail as possible in relation to the disclosure required and, where possible under Applicable Laws, will endeavor in good faith to provide the other Party with a minimum of [*] ([*]) business days to review the proposed public statement. The Parties will then discuss what information, if any, will actually be released and that Party shall obtain the other Party’s prior written consent or conduct any actions it may reasonably take to prevent or limit the requested disclosure. In addition, Lilly shall have the right to review and comment on a redaction of this Agreement required by the SEC or other agencies and Magen shall use good faith in taking Lilly’s comments into account prior to releasing the redaction to the SEC or such agency.

6.4 Lilly Disclosure Rights. Notwithstanding any other provision of this Agreement to the contrary but subject to the limitations set forth in this Section 6.4(f), Lilly shall have the right to sell, transfer, assign, convey, deliver or otherwise dispose of ( hereafter “Transfer” ) all or a part of, Lilly’s rights to the royalty payment and other payments referred to in Article 4 (the “Payment Rights”). If Lilly determines to Transfer the Payment Rights, Lilly shall have the following rights in connection with such Transfer, subject to the requirements set forth hereafter in this Section:

Lilly may provide to the Person buying or otherwise acquiring such rights by virtue of the Transfer (the “Transferee”) a copy of this Agreement.

(a) Lilly may provide to the Transferee a copy of any royalty report or information concerning royalties obtained in accordance with Section 4.4; any report or information obtained as a result of an audit conducted in accordance with Section 4.5; and the patent status report described in Section 5.1(b).

(b) Lilly may provide to the Transferee notice of the exercise of any rights pursuant to Sections 2.5 and 2.6.

(c) Lilly may provide Transferee a copy of each report and a copy of information that Lilly receives under this Agreement if such report or information relates to Payment Rights under this Agreement, litigation or may affect the payment of the royalty,

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

directly or indirectly.

(d) Lilly may notify the Transferee in writing of any actual or threatened (i) default (including the failure to pay royalties when due), (ii) breach, (iii) notice of, and recovery plan for, an Event of Force Majeure, (iv) suspension of compliance or performance, (v) termination (in part or in whole) under or of this Agreement, (vi) insolvency or bankruptcy of Magen (vii) commencement of (or receipt of notice of the actual or threatened commencement of) any dispute, claim, suit, litigation or arbitration proceeding related to this Agreement, including those alleging a Third Person’s infringement or misappropriation of any of the patents, patent applications or know-how licensed, sublicensed, or assigned under this Agreement, or (viii) receipt by Lilly of any notice relating to the status, validity, or change thereto, of any of the Patents or Know-How licensed under this Agreement that describes either a material development or an event that materially and negatively affects any rights under this Agreement or describes an event that may result in a decrease in the payments made pursuant to the Payment Rights. or (ix) any report, information, event or occurrence that may have a materially negative impact on the payment of the royalty under this Agreement.

(e) Lilly may notify Transferee in writing if Lilly learns of any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” claiming that a patent licensed, sublicensed or assigned under this Agreement is invalid or that any infringement will not arise from the manufacture, use, import, offer for sale or sale of any product by a Third Person.

(f) The foregoing rights shall be subject to the following:

(i) Lilly shall give Magen prior written notice of the proposed Transfer and identify the Transferee for Magen.

(ii) Lilly shall not effect a Transfer to a Competitor of Magen without prior Magen’s written consent, which shall not be unreasonably withheld. A “Competitor” shall be any Third Person that is developing or commercializing a product in the Field.

(iii) Prior to completing a Transfer Lilly shall provide Magen with the proposed confidentiality agreement between Lilly and the Transferee for Magen’s review and approval. Magen shall be entitled to propose reasonable changes to the proposed confidentiality agreement as necessary for it to be consistent with the confidentiality provisions of this Agreement.

Although Payment Rights may be assigned and sold to Transferee, Lilly will continue to collect all the royalties and other payment with respect thereto, as well as the information described above, directly and then forward such items on to Transferee. No Transferee shall further Transfer any Payment Rights without the prior written consent of Magen. Lilly will remain the party to, and otherwise retain all rights and obligations under, this Agreement, and, as a result, there will be no amendment to this Agreement and no change in the payment procedures or other terms of this Agreement related to the payment of the royalties. Without limiting the foregoing, no Transferee shall have any rights directly against Magen to enforce any of the Payment Rights or any term or provision of this Agreement, and the assignment or sale of Payment Rights shall not impose upon Magen any additional obligations of any kind either to Lilly or to a Transferee.

Transferee shall be obligated to keep all information disclosed to it confidential in accordance with and subject to the terms and conditions of normal and customary confidentiality provisions that are at least as restrictive as those of this Article 6. Such confidentiality provisions shall be promptly furnished to Magen and shall name Magen as a third party beneficiary thereof and give Magen the right to enforce the terms thereof.

6.5 Survival. The confidentiality and non-use obligations of this Article 6 shall survive the termination or expiration of this Agreement.

ARTICLE 7

REPRESENTATIONS, WARRANTIES, COVENANTS, AND DISCLAIMERS

7.1 General Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) it is a company duly organized, validly existing, and, if relevant in its jurisdiction of formation, in good standing under the laws of the jurisdiction in which it is formed;

(b) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;

(c) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement;

(d) has duly executed and delivered the Agreement, which constitutes a legal, valid, and binding obligation of it and which is enforceable against it in accordance with the Agreement’s terms, except as such enforcement may be limited by bankruptcy laws and other debtors’ rights and by equitable principles;

(e) to its knowledge, there is no litigation or proceeding pending or overtly threatened against or involving such Party in any court or before any agency or regulatory body which could result in a judgment or liability which would adversely affect such Party’s ability or right to carry on its business as now conducted or to develop or commercialize Licensed Product as intended under this Agreement.

7.2 Lilly Warranties. Lilly hereby represents and warrants to Magen that:

(a) there is no litigation or proceeding pending against or involving Lilly or any of its Affiliates in any court or before any agency or regulatory body that alleges that any of its activities relating to any Licensed Compounds or Licensed Product have violated, infringed or misappropriated any of the intellectual property rights of any other Person (nor has it received any written communication threatening such litigation);

(b) to the best of its knowledge, no litigation or other proceeding has been otherwise threatened alleges that any of its activities relating to any Licensed Compound or Licensed Product have violated, infringed or misappropriated any of the intellectual property rights of any other Person;

(c) Lilly owns all right, title and interest in and to the Lilly Know-How and Lilly Patents, and Lilly has the full legal rights and authority to grant the rights granted to Magen under this Agreement, without conflicting with any rights granted by Lilly (or its Affiliate) to or any agreement with any Third Person;

(d) the Lilly Know-How and Licensed Compound and related materials and Information are licensed (or transferred, as applicable) to Magen free and clear of any Encumbrances;

(e) no security interest or other Encumbrances has been granted or exists that burdens or covers any Lilly Patent;

(f) Lilly is not aware that any of the Lilly Patents are invalid or unenforceable, and is not aware of any facts that lead Lilly to believe that any Lilly Patent is or will be held invalid or unenforceable;

(g) to the best of Lilly’s knowledge as of the Effective Date, there is no unauthorized use, infringement or misappropriation of any of its intellectual property rights licensed hereunder to Magen;

(h) to the best of Lilly’s knowledge, there is no intellectual property which could act as a blocking patent to the Lilly Patents or Lilly Know-How or that would be infringed or misappropriated by the development, manufacture, use or sale of Licensed Products.

7.3 License Authority. Lilly hereby represents, warrants and covenants that it has, and that it shall maintain, the full right and power to grant the exclusive licenses set forth in Section 2.1 in the manner and to the extent set forth therein, and to satisfy its other commitments and obligations under this Agreement.

7.4 No Debarment. Each Party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and upon request each Party will certify in writing to the other Party that neither such Party, its employees, nor any Person providing services for such Party under this Agreement has been debarred under the provisions of such Act.

7.5 No Licenses. Lilly has not licensed the Lilly Patents to any Third Person outside the Field.

7.6 DISCLAIMER OF IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 7, LILLY MAKES NO REPRESENTATION OR

WARRANTY AS TO THE LILLY PATENTS, LILLY KNOW-HOW, COMPOUND, COMPOUND SUPPLY OR PRODUCT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. FURTHER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, Magen acknowledges that it has not and is not relying upon any implied warranty of merchantability or of fitness for a particular purpose or otherwise, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), validity, or likelihood of success of Licensed Compound or Licensed Product after the Effective Date. Further, Lilly acknowledges that Magen makes no, and hereby disclaims any, representation, warranty or guarantee that the development or commercialization of any Licensed Product will be successful or achieved.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification Obligations.

(a) By Magen. Except to the extent such Damages are due to negligence, gross negligence or willful misconduct by Lilly, its Affiliates or their officers, directors, employees or agents, Magen shall defend, indemnify and hold harmless Lilly and its Affiliates and their officers, directors, employees and agents against any and all Damages incurred by any of them resulting from or arising out of any Third Person claim, suit, action or proceeding to the extent based upon:

(i) any material breach of any representation or warranty made by Magen in this Agreement;

(ii) the handling, possession, development, manufacturing, marketing, distribution, promotion, sale or use of the Licensed Product by Magen or a Permitted Seller;

(iii) the exercise of any right(s) under the Lilly Patents or Lilly Know-How by Magen, its Affiliates, Permitted Sellers and any permitted sublicensees;

(iv) Magen’s failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder; or

(v) Any other activities conducted by Magen, its Affiliates, Permitted Sellers and any permitted sublicensee with respect to Licensed Compound conducted after the Effective Date.

(b) By Lilly. Except to the extent such Damages are due to negligence, gross negligence or willful misconduct by Magen, its Affiliates or their officers, directors, employees or agents, Lilly shall defend, indemnify and hold harmless Magen, its Affiliates and their officers, directors, employees and agents against any and all Damages incurred by any of them resulting from or arising out of any Third Party claim, suit, action or proceeding to the extent based upon:

(i) any material breach of any representation, warranty or covenant made by Lilly in this Agreement;

(ii) any activities conducted by Lilly and its Affiliates with respect to Licensed Compounds; or

(iii) the practice of any Lilly Patents or Lilly Know-How and/or development and commercialization of any product by or on behalf of Lilly or any of its Affiliates or licensees (other than Magen).

8.2 Notice and Opportunity To Defend.

(a) Notice. Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 8.1, such Party (the “Indemnitee”) will give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnitee to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article 9, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.

(b) Defense of Action. In case any action that is subject to indemnification under this Article 8 shall be brought against an Indemnitee and it shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate and, if it so desires, to assume the defense with counsel reasonably satisfactory to such Indemnitee. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense, the Indemnifying Party shall not be liable to such Indemnitee under this Article 9 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense.

(c) Indemnitee’s Separate Counsel. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnitee would present such counsel with a conflict of interest, and the Indemnifying Party does not elect to engage new counsel without such a conflict; (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the institution of such action; or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the Indemnifying Party’s expense.

(d) Settlement. If an Indemnifying Party assumes the defense of such action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless there is no finding or admission of any violation of law or any violation of the rights of the Indemnitee and no effect on any other claims that may be made against the Indemnitee. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such asserted claim.

(e) Conduct of Defense. Notwithstanding anything to the contrary in this Section 8.2, the Party conducting the defense of a claim will (1) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner.

8.3 Survival. The provisions of this Article 8 will survive any termination or expiration of this Agreement. Each Indemnified Party’s rights under this Article 8 will not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under this Article 8.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement will begin upon the Effective Date and, unless sooner terminated under this Article 9, will continue in full force and effect on a country-by-country basis in the Territory until Magen and its Permitted Sellers have no remaining royalty payment obligations in a specific country under Article 4. Upon expiration of such royalty obligations in a given country, Magen will have a fully paid up, perpetual, irrevocable license under the Lilly Know-How in such country.

9.2 Material Breach by Magen.

(a) Upon any material breach of this Agreement by Magen, Lilly may, at its option (and except as otherwise provided below), terminate this Agreement upon [*] ([*]) days written notice to Magen; provided that such termination shall not become effective at the end of such [*] ([*]) day period if Magen cures such breach during such [*] ([*]) day period; and provided further that in the case of a breach that cannot be cured within such [*] ([*]) day period, Lilly may terminate this Agreement following such [*] ([*]) day period only if Magen shall have failed to commence substantial remedial actions within such [*] ([*]) day period and to use best efforts to pursue the same.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Notwithstanding the foregoing, to the extent a material breach or material default of this Agreement by Magen affects Magen’s performance and Lilly’s rights under this Agreement as it relates to one or more countries, but not all countries, Lilly may terminate this Agreement in accordance with this Section 9.2 as to the affected country or countries only, and in such case this Agreement will remain in full force and effect with respect to the countries that are not terminated.

(c) Notwithstanding the provisions of subsection (a) above, once Magen (or its Affiliate or sublicensee) has obtained Regulatory Approval and commenced commercial sales of a Licensed Product, Lilly may not terminate this Agreement based on the uncured breach of Magen except for uncured material breach of Magen’s payment obligations under this Agreement. Lilly shall retain, however, all other remedies and rights at law and at equity with respect to any breach by Magen.

9.3 Termination for Bankruptcy. Notwithstanding any other provision of this Article, to the extent enforceable under applicable law Lilly may terminate this Agreement in its entirety with immediate effect if Magen:

(a) makes a general assignment for the benefit of creditors;

(b) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets;

(c) commences under the laws of any jurisdiction any proceeding for relief under the U.S. Bankruptcy Code, as amended (“Code”) or similar bankruptcy laws in applicable jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or

(d) becomes a party to any proceeding or action of the type described above in (c), and such proceeding or action remains undismissed or unstayed for a period of more than [*] ([*]) days.

9.4 Rights Upon Termination by Lilly. If Lilly terminates this Agreement under Section 9.2, 9.3 or 10.3, then the following will take effect upon the effective date of such termination:

(a) Reversion of Lilly Patents and Lilly Know-How and Termination or Assignment of Sublicenses. All rights under the Lilly Patents and the Lilly Know-How granted by Lilly to Magen pursuant to Article 2 will terminate and all rights granted therein will immediately revert to Lilly with no further notice or action required on Lilly’s behalf; provided, however, that if the termination relates only to a specific country, then only the license pertaining to such country will revert to Lilly hereunder. Notwithstanding the foregoing, any sublicense granted by Magen hereunder that is in compliance with the terms of Section 2.2: (i) to one pharmaceutical or biotechnology company having a market capitalization of at least [*] dollars ($[*]) pursuant to which such sublicensee acquires rights to commercialize and/or distribute Licensed Products worldwide (which may exclude [*]) or in at least [*], and (ii) to one pharmaceutical or biotechnology company having a market capitalization of at least [*] dollars ($[*]) to which such sublicensee acquires rights to commercialize and/or distribute Licensed Products in [*] (including at least [*] and [*]) or [*] (including at least [*]) shall survive any such termination and shall automatically be assigned by Magen to Lilly such that such sublicense becomes a direct license between Lilly and such sublicensee if such sublicensee cures the breach that gave rise to the termination of this Agreement by Lilly. Any other sublicense granted by Magen hereunder shall at Lilly’s sole discretion, either be terminated, or if agreed to by Lilly in writing, assigned by Magen to Lilly such that they become direct licenses between Lilly and the applicable sublicensee.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Reversion of Patent Maintenance Responsibilities. Upon the effective date of the termination of this Agreement, the sole responsibility for preparing, filing, prosecuting and maintaining the Lilly Patents will revert back to Lilly with no further notice or action required on Lilly’s behalf; provided, however, that if the termination relates only to a specific country, then only the patent maintenance obligations pertaining to such country will revert to Lilly hereunder. In such case, Magen will maintain its Patent Responsibilities for all other Lilly Patents.

(c) Transfer of Regulatory Documents. To the extent requested by Lilly, Magen shall promptly thereafter transfer possession and the exclusive license under (and shall cause all contractors used by Magen to provide services hereunder to transfer possession and license) to Lilly (and in Lilly’s name where appropriate) of all Clinical Trial data and information, all Clinical Trial databases, all data generated in support of Marketing Applications, Regulatory Approvals or other regulatory commitments (e.g., toxicology and stability data) and regulatory documents (including any correspondence between Magen and any sublicensee or contractor of Magen and any regulatory agency relating thereto) that were created and/or developed under the terms of this Agreement for Licensed Compound or Licensed Product (collectively, the “Regulatory Documents”). Lilly shall compensate Magen for its access to and use of such Regulatory Documents, in accordance with the agreed terms as above. Should Lilly elect to sublicense, or to co-market or co-promote Licensed Product with a Third Person in the Territory, Lilly shall have the right to provide appropriate access to such Clinical Trial data or information, Clinical Trial databases, all data generated in support of any Marketing Application, Regulatory Approval other regulatory commitment, or Regulatory Document to such Third Person, subject to payment of the compensation amounts as agreed for any such access and use by such Third Person.

9.5 Termination by Magen.

(a) Magen may terminate this Agreement at any time upon [*] ([*]) days written notice to Lilly, if the results of any development program for a Licensed Product, in Magen’s sole judgment, do not warrant further development work, or for any safety, toxicity or efficacy issues in Licensed Compounds or Licensed Products.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Upon any material breach of this Agreement by Lilly, Magen may, at its option, terminate this Agreement upon [*] ([*]) days written notice to Lilly. Such termination shall become effective at the end of such [*] ([*]) day period unless Lilly cures such breach or violation during such [*] ([*]) day period; provided, however, in the case of a breach or violation that cannot be cured within such [*] ([*]) day period, Magen may terminate this Agreement following such [*] ([*]) day period only if Lilly shall have failed to commence substantial remedial actions within such [*] ([*]) day period and to use best efforts to pursue the same.

(c) Notwithstanding any other provision of this Article, to the extent enforceable under applicable law Magen may terminate this Agreement in its entirety with immediate effect if Lilly:

(i) makes a general assignment for the benefit of creditors;

(ii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets;

(iii) commences under the laws of any jurisdiction any proceeding for relief under the U.S. Bankruptcy Code, as amended (“Code”) or similar bankruptcy laws in applicable jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or

(iv) becomes a party to any proceeding or action of the type described above in (iii), and such proceeding or action remains undismissed or unstayed for a period of more than [*] ([*]) days.

(d) If Magen terminates this Agreement under Section 9.5(a), then the terms of Section 9.4 shall apply. If Magen terminates this Agreement under Section 9.5(b) or (c), or 10.3, then Magen shall retain any and all licenses and other rights granted to it by Lilly pursuant to this Agreement (unless otherwise terminated pursuant to the terms of this Agreement), and Magen’s payment obligations under Article 4 and other relevant provisions shall continue in full force and effect, but all of Magen’s obligations to use Diligent Efforts under the terms of the Agreement will terminate.

9.6 Residual Obligation Upon Termination. Termination of this Agreement for any reason will not relieve either Party of any obligation or liability accruing prior thereto, including the payment of any milestone payments or royalties amounts, which have accrued as of the date of termination or expiration and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing and the rights upon termination set forth in Sections 9.3 and 9.4, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto with respect to this Agreement as it relates to the jurisdiction(s) for which this Agreement has not been terminated. The provisions of Articles 6, 8, and 10 and Sections 4.5, 5.6, 5.7, 7.5, 9.43, 9.5, 9.6, and 9.7 are intended to and shall survive termination or expiration of this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.7 Additional Remedies. The remedies set forth in this Article 9 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Independent Contractor. It is understood and agreed that the Parties shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as creating any partnership, joint venture or employer-employee relationship between the Parties or as authorization for either Magen or Lilly to act as agent for the other.

10.2 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their legal representatives, successors and assigns, and they shall not be construed as conferring any rights to any Third Person.

10.3 Force Majeure. If either Party is affected by any extraordinary, unexpected and unavoidable event such as acts of God, floods, fires, riots, war, labor disturbances, failures of sources of supply, infectious diseases of animals, or by the reason of any law, order, proclamation, regulation, ordinance, demand or requirement of the relevant government or any authority or representative thereof, or by reason of any other cause whatsoever (provided that in all such cases the Party claiming relief on account of such event can demonstrate that such event was extraordinary, unexpected and unavoidable by the exercise of reasonable care) (“Force Majeure”) it shall notify the other Party within [*] ([*]) business days of the nature and extent thereof and take all reasonable steps to overcome the Force Majeure and to minimize the loss occasioned to that other Party. Such notice will be provided within [*] ([*]) business days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and, subject to the provisions below, to the extent so affected, said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use reasonable efforts to remove such disability and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the Force Majeure condition and the duration of the affected Party’s nonperformance.

If the period of any previous actual nonperformance of Lilly because of Lilly Force Majeure conditions plus the anticipated future period of Lilly nonperformance because of such conditions will exceed an aggregate of [*] ([*]) consecutive days within any one year period, Magen may terminate this Agreement immediately by written notice to Lilly.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

If the period of any previous actual nonperformance of Magen because of Magen Force Majeure conditions will exceed [*] ([*]) consecutive days, Lilly may terminate this Agreement immediately by written notice to Magen; provided, however, that to the extent such nonperformance by Magen affects Magen’s performance and Lilly’s rights under this Agreement as it relates to one or more countries, but not all countries, Lilly may terminate this Agreement after such [*] ([*]) day period as to the affected country or countries only, and in such case this Agreement will remain in full force and effect with respect to the countries that are not terminated.

Notwithstanding the foregoing, when such circumstances as those contemplated herein arise, the Parties will discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

10.4 Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by authorized representatives of the Parties.

10.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding relating to the subject matter of this Agreement and supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement.

10.6 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

10.7 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Lilly or Magen in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or Magen of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.8 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by prepaid express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by the notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

For Magen:	Magen BioSciences, Inc.
790 Memorial Drive – Suite 101
Cambridge, MA 02139
Attn: President
Fax: 617 494-8752

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

With a copy to:
Cooley Godward Kronish LLP
The Prudential Tower
800 Boylston Street – 46th Floor
Boston, MA
Attn: Lester J. Fagen, Esq. and Barclay Kamb, Esq
Fax: 617 937-2400

For Lilly:
Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 United States of America Attention: General Counsel Fax: 317-433-3000

With a copy to:
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
United States of America
Attention: [*]

10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any choice of law rules, which may direct the application of the law of any other jurisdiction. However, the scope, validity and enforceability of any patents encompassed within the scope of this Agreement shall be determined in accordance with the applicable laws of the countries in which such patents have issued.

10.10 Assignability. During the term of this Agreement, neither Party shall assign any benefit or burden under this Agreement without prior written consent of the other Party, which shall not be unreasonably withheld, except that (i) either Party may assign its rights and obligations under this Agreement to an Affiliate or to any company with which it may merge or consolidate or to any company to whom it may transfer substantially all of its assets to which this Agreement relates or to any company which may acquire such Party (including, in each case, any company created as a new vehicle upon any such merger, transfer or acquisition), (ii) Magen may transfer any and all of its rights to a sublicensee as provided by this Agreement and (iii) subject to Article 4, Lilly may freely assign its Payment Rights in whole or in part. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.11 Jointly Prepared. This Agreement will be deemed to have been drafted by both Lilly and Magen and will not be construed against either Party as the draftsperson hereof.

10.12 Headings, Gender and Number. All section and article titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine, or neuter, as the context requires. The term “including” shall be interpreted to mean “including without limitation” and shall not be restrictive.

10.13 Dispute Resolution. If any dispute arises relating to this Agreement, prior to instituting any lawsuit or other dispute resolution process on account of such dispute, the Parties will, prior to initiating any legal action, attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of Magen and the Sr Vice President Corporate Strategy and Business Development of Lilly. If such executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within [*] ([*]) days of the first written request for dispute resolution under this Section 10.13, the Parties may then either consider other forms of alternative dispute resolution as a means of resolving any such dispute or institute litigation and seek such remedies as may be available.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

10.15 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments (including, without limitation, the Development Plan) referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

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[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IN WITNESS WHEREOF, the Parties by their respective authorized representatives, have executed this Exclusive License Agreement.

ELI LILLY AND COMPANY

By:

Printed:

Title:

MAGEN BIOSCIENCES, INC.

By:

Printed:

Title:

SCHEDULE A

Licensed Compounds

Schedule A – Licensed Compounds

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE B

Additional Compounds

Schedule B – Additional VDRM Compounds

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE C

Lilly Patents

Country	Application Number	Application Date

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.